ENERGYTEC MOVES TOWARD INCREASED MANAGEMENT STABILITY;
ANNOUNCES RESIGNATION OF FRANK W COLE

DALLAS, Texas, January 19, 2007---Energytec, Inc. (OTC: EYTC) announced today that it had received the resignation of Frank W Cole from its Board of Directors. Mr. Cole submitted his letter of resignation effective as of January 11, 2007. It was received by the Company on January 12, 2007 and has been accepted by the Board of Directors. The Board believes that the termination of Mr. Cole’s association as a Director will help remove a cloud over Energytec, since Mr. Cole was fired in March 2006, and will enhance the ability of Energytec to locate new persons willing to participate in management and promote the future development of Energytec and its business.

The Company also announced that Don Lambert and Dorothea Krempein have agreed to the request from the Board to serve as CEO and CFO, respectively, indefinitely and to end their status as “interim” officers.

Ben Benedum, Interim Chairman of the Board, said, “We are very pleased with the efforts, accomplishments and the tenacity of these two officers. They have been much maligned during this time of transition and testing as we, as a Company, have forged and fought our way forward. Unfortunately, they were treated like substitute teachers while many waited for the real teacher to return. This interim status also impacted their ability to motivate employees, deal with our vendors, set long-term strategy in place and make critical decisions about our future course. Now, we are set until the next annual meeting of the Board and, we believe, thereafter. We have no director and officer insurance coverage and we are limited in our financial ability to construct competitive compensation and benefit packages that compensate these people for what they are worth in this competitive environment. These officers are here because they want to be here and build this Company. It would be almost impossible to find two people more familiar with the issues, challenges, opportunities and potential facing this Company than these two employees.”

On March 18, 2006, Don Lambert and Dorothea Krempein were elected to the respective positions of Interim Chief Executive Officer and Interim Chief Financial Officer. They informed the Board of Directors, and the Nominating Committee thereof, that they were willing to accept interim appointments only and had made no decision to accept permanent appointments or to be engaged beyond the next annual meeting of the Board of Directors elected at the next annual meeting of stockholders. In consideration of the progress made since March 2006 in establishing internal controls and timely reporting of financial results, production and operational information systems, personnel policies and procedures, expanded insurance coverage for operations, and the results of the various legal and accounting reviews, Mr. Lambert and Ms. Krempein informed the Board of Directors on January 18, 2007, that they would accept permanent appointments and not only serve until the next annual meeting of the Board but also seek re-election at that meeting.

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Mr. Lambert added, “We were not wanting to commit ourselves and force ourselves on the Board if they did not want us. The Board needed to know us better since our interface with the Board had been very limited prior to last March. But there is much to do and not many who would want to take on the circumstances that we confronted and continue to confront. This is not a place to be if you are thin-skinned or faint of heart.”

Ms. Krempein added, “The last ten months have been difficult for all involved. There are still issues to address such as the litigation in process, the potential for future legal or regulatory problems, and the operational and financial issues associated with an OTC oil and gas producer. But the progress made to date leads us to believe in the opportunity for advancing the development of Energytec and a new place for us in our sector of the industry.”

ABOUT ENERGYEC

Energytec, Inc. is an independent oil and gas company based in Plano, Texas principally engaged in acquisition and development of mature fields. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field. For further information, call Energytec at 972-985-6715 or email the Company at energytec@energytec.com. The Company also maintains a website, www.newenergytec.com, which contains, among other items, pertinent corporate information and links to filings with the SEC.

The statements included in this document concerning Management's plans and objectives, including those related to the completion of the closing process, verification and filing of conveyances and distribution of proceeds constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the ability of the Company to attract new persons to participate in management and to promote the future growth of the Company, uncertainties related to existing and possible future litigation, regulatory compliance issues and financial restrictions. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur.